Amendment No. 1 to Fund Participation Agreement

among

Pacific Life Insurance Company

Schwab Annuity Portfolios

and

Charles Schwab & Co., Inc.

Pacific Life Insurance Company (the “Company”), on its behalf and on behalf of certain segregated asset accounts of the Company, Schwab Annuity Portfolios and Charles Schwab & Co., Inc., have previously entered into a Participation Agreement dated May 1, 2012 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule B of the Agreement is deleted and replaced in its entirety with the Schedule B attached hereto.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of February 1, 2014.

PACIFIC LIFE INSURANCE COMPANY

By its authorized officer,

By: /s/ Anthony J. Dufault
Name: Anthony J. Dufault
Title: Assistant Vice President

Attest: /s/ Brandon J. Cage
Brandon J. Cage
Corporate Secretary

SCHWAB ANNUITY PORTFOLIOS

By its authorized officer,

By: /s/ George Pereira
Name: George Pereira
Title: Treasurer and Principal Financial Officer

CHARLES SCHWAB & CO., INC.

By its authorized officer,

By: /s/ Tina Valenzuela
Name: Tina Valenzuela
Title: Vice President

SCHEDULE B

Designated Portfolios

Schwab VIT Balanced Portfolio

Schwab VIT Balanced with Growth Portfolio

Schwab VIT Growth Portfolio

Schwab Money Market Portfolio

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